Filed pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

May 22, 2015

Credit Suisse Structured Product Yield Offerings

Please find the summary of the indicative terms for our Autocallable Yield offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our Autocallable Yield offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage

1 Year AAPL Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [6-8]%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VDP8	Apple Inc.	Approximately 75% of Initial Level, American Knock-In	[6-8]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		5/26/15	5/29/15	5/31/16

1 Year GPRO Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [10-12]%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VDZ6	GoPro, Inc.	Approximately 60% of Initial Level, American Knock-In	[10-12]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		5/26/15	5/29/15	5/31/16

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

1 Year SWFT Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be at least 8%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VDN3	Swift Transportation Co.	Approximately 70% of Initial Level, American Knock-In	At least 8% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		5/26/15	5/29/15	5/31/16

1.25 Year GILD Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [7.5-9.5]%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VD60	Gilead Sciences, Inc.	Approximately 70% of Initial Level, American Knock-In	[7.5-9.5]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		5/26/15	5/29/15	8/29/16

1 Year CELG Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [7.5-9.5]%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VD52	Celgene Corporation	Approximately 70% of Initial Level, American Knock-In	[7.5-9.5]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		5/29/15	6/3/15	6/3/16

1 Year CHK Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [12.5-14.5]%* per annum paid monthly. If a Knock-In Event occurs and the Final Share Price is greater than or equal to the Initial Share Price, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VE44	Chesapeake Energy Corporation	Approximately 60% of Initial Level, American Knock-In	[12.5-14.5]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		6/2/15	6/5/15	6/6/16

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* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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